UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

ECRYPT TECHNOLOGIES, INC.
(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

Ecrypt Technologies, Inc.

2028 E. Ben White Boulevard

Suite 240-2835

Austin, Texas 78741

866-204-6703

August 31, 2015

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Dear Shareholder:

This notice and the accompanying Information Statement are being distributed to the holders of record (the “Shareholders”) of the voting capital stock of Ecrypt Technologies, Inc., a Colorado corporation (the “Company”), as of the close of business on July 29, 2015 (the “Record Date”), in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the notice requirements of the Colorado Business Corporation Act (the “CBCA”). The purpose of this notice and the accompanying Information Statement is to notify the Shareholders of actions approved by our Board of Directors (the “Board”) and taken by written consent in lieu of a meeting by the holders of a majority of the voting power of our outstanding capital stock as of the Record Date (the “Written Consent”).

The Written Consent approved the following actions:

•	Changing the name of the Company from “Ecrypt Technologies, Inc.” to “Bravatek Solutions, Inc.” (the “Name Change”);
•	Increasing the number of authorized shares of Common Stock from five hundred million (500,000,000) shares to two billion (2,000,000,000) shares (the “Authorized Share Increase”); and
•

At the future discretion of the Board, performing reverse stock split of the Company’s issued and outstanding shares of Common Stock at a ratio of one post-split share per ten pre-split shares (1:10) (the “Reverse Stock Split”) (the Name Change, Authorized Share Increase, and Reverse Stock Split collectively the “Corporate Actions”).

The Written Consent is the only shareholder approval required to effect the Corporate Actions under the CBCA, our Articles of Incorporation, as amended, or our Bylaws. No consent or proxies are being requested from our shareholders, and our Board is not soliciting your consent or proxy in connection with the Corporate Actions. The Corporate Actions, as approved by the Written Consent, will not become effective until 20 calendar days after the accompanying Information Statement is first mailed or otherwise delivered to the Shareholders. We expect to mail the accompanying Information Statement to the Shareholders on or about September __, 2015.

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Schedule 14C: We will furnish a copy of this Notice and Information Statement, without charge, to any shareholder upon written request to the address set forth above, Attention: Corporate Secretary.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Sincerely,

/s/ Thomas A. Cellucci
Thomas A. Cellucci, PhD, MBA Chairman & Chief Executive Officer

2

Ecrypt Technologies, Inc.

2028 E. Ben White Boulevard

Suite 240-2835

Austin, Texas 78741

866-204-6703

______________

INFORMATION

STATEMENT

[Preliminary]

_____________

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND A PROXY.

INTRODUCTION

This Information Statement advises the shareholders of Ecrypt Technologies, Inc. (the “Company,” “we,” “our” or “us”) of the approval of the following corporate actions (collectively the “Corporate Actions”):

•	Changing the name of the Company from “Ecrypt Technologies, Inc.” to “Bravatek Solutions, Inc.” (the “Name Change”);
•	Increasing the number of authorized shares of Common Stock from five hundred million (500,000,000) shares to two billion (2,000,000,000) shares (the “Authorized Share Increase”); and
•

At the future discretion of the Board, performing reverse stock split of the Company’s issued and outstanding shares of Common Stock at a ratio of one post-split share per ten pre-split shares (1:10) (the “Reverse Stock Split”).

On July 29, 2015 (the “Record Date”), our Board of Directors (the “Board”) approved the Corporate Actions and submitted the same to certain holders of our Series C Preferred Stock. On the same date, the holders of a majority of the voting power of the outstanding capital stock of the Company (the “Majority Stockholders”) executed and delivered to us a written consent in lieu of a meeting (the “Written Consent”) approving the Corporate Actions.

Section 7-107-104 of the CBCA provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders’ meeting convened for the specific purpose of such action. Section 7-107-104 of the CBCA, however, requires that in the event an action is approved by written consent, a company must provide notice of the taking of any corporate action without a meeting to all shareholders who were entitled to vote upon the action but who have not consented to the action. Under Colorado law, shareholders are not entitled to dissenters’ rights with respect to the Corporate Actions (the “Stockholders”).

In accordance with the foregoing, we intend to mail a notice of Written Consent and this Information Statement on or about September__, 2015. This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the Majority Stockholders, which hold a majority of the voting capital stock of the Company.

Common Stock

As of July 29, 2015, there were issued and outstanding 167,439,511 shares of Common Stock (with the holder of each share having one vote and not including 99,481,402 shares of issuable Common Stock as of such date), 2,622,500 shares of Series A Preferred Stock (with the holder of each share having no votes), 264,503 shares of Series B Preferred Stock (with the holder of each share having no votes), and 319,768 shares of Series C Preferred Stock (with the holder of each share having 1,000 votes). Pursuant to Section 7-107-104 of the CBCA, at least a majority of the voting equity of the Company, or at least 85,394,151 votes, is required to approve the Corporate Actions by written consent. The Majority Stockholders, who hold 319,768 shares of Series C Preferred Stock (approximately 65.6% of the total voting equity of the Company), have voted in favor of the Corporate Actions, thereby satisfying the requirement under Section 7-107-104 of the CBCA that at least a majority of the voting equity vote in favor of a corporate action by written consent.

3

The following table sets forth the name of the Majority Stockholders, the total number of shares that the Majority Stockholders voted in favor of the Corporate Actions, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Majority Stockholder	Number of Series C Preferred Stock Held	Number of Shares of Series C Preferred Stock that Voted in Favor of the Actions	Percentage of the Voting Equity that Voted in Favor of the Actions (1)
Thomas Cellucci	223,768	223,768	45.9%
Kasia Zukowska	96,000	96,000	19.7%
Total	319,768	319,768	65.6%

(1)     Based on 167,439,511 shares of Common Stock and 319,768 shares of voting Series C Preferred Stock issued and outstanding as of July 29, 2015 (not including 99,481,402 shares of issuable Common Stock as of such date).

ACTIONS TO BE TAKEN

The Corporate Actions will become effective on the date that we file Certificate(s) of Amendment to the Company’s Articles of Incorporation, as amended, (the “Amendment(s)”), with the State of Colorado. We intend to file the Amendments with the State of Colorado promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

NAME CHANGE

The Board of Directors and the Majority Stockholders of the Company have approved the filing of an amendment to our Articles of Incorporation to change the name of the Company from “Ecrypt Technologies, Inc.” to “Bravatek Solutions, Inc.” in order to better reflect the Company’s expanding operations and strategy.

INCREASE AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors and the Majority Stockholders of the Company have approved the filing of an amendment to our Articles of Incorporation to increase the number of authorized shares of our Common Stock from five hundred million (500,000,000) shares to two billion (2,000,000,000) shares. The Board of Directors believes the Authorized Share Increase is necessary and advisable in order to maintain our financing and capital raising ability.

The purpose of the increase in authorized Common Stock is to increase the number of shares of our Common Stock available for issuance to investors who provide the Company with funding required to continue operations, and/or to persons in connection with potential acquisition transactions, warrant or option exercises and other transactions under which our Board of Directors may determine are in the best interests of the Company.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders, but may have a dilutive effect on our existing stockholders if additional shares are issued. This increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Management use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of Common Stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Authorized Share Increase be used as a type of antitakeover device. Any additional Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding. Any additional Common Stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options, or other corporate purposes. The Company has no other plans for the use of any additional shares of Common Stock. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

4

REVERSE STOCK SPLIT

The Board of Directors and the Majority Stockholders of the Company have approved authorizing our Board of Directors at any time in the future in the Board’s discretion to effect a reverse stock split of all the outstanding shares of the Company’s Common Stock at an exchange ratio of one post-split share for ten pre-split shares (1:10), and an amendment to the Company’s Articles of Incorporation to effect such a reverse stock split.

The Board believes a reverse stock split may be necessary and advisable in order for the Company to maintain the Company’s financing and capital raising ability. Accordingly, it is the Board’s opinion that the Reverse Stock Split will better position the Company to continue and/or expand operations.

Upon effectuation of the Reverse Stock Split, (i) the number of shares of Common Stock issued and outstanding immediately prior thereto would be reduced from approximately 167,439,511 shares (assuming this number of shares issued and outstanding, not including issuable shares, as of July 29, 2015, are outstanding immediately prior thereto) to approximately 16,743,952 shares of Common Stock, and (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal. Except for adjustments that may result from the treatment of fractional shares, which will be rounded up to the nearest whole number, each shareholder will beneficially hold the same percentage of Common Stock immediately following the Reverse Stock Split as such shareholder held immediately prior to the Reverse Stock Split.

The Reverse Stock Split will have the result of creating newly authorized shares of Common Stock. This increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Management use of additional shares to resist or frustrate a third-party transaction favored by a majority of the independent stockholders would likely result in an above-market premium being paid in that transaction. Any such issuance of the additional shares of Common Stock would likely have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the Reverse Stock Split be used as a type of antitakeover device. Any additional Common Stock, when issued, would have the same rights and preferences as the shares of common stock presently outstanding. Any additional Common Stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of Company debt into equity, stock options, or other corporate purposes. The Company has no other plans for the use of any additional shares of Common Stock. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The following table summarizes the effects of the Reverse Stock Split upon the Company’s outstanding Common Stock, assuming that (i) there are 167,439,511 shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split, (ii) that the Board executes a reverse stock split ratio of 1:10, and (iii) our authorized common is not reduced or increased.

Reverse Stock Split Ratio	Type of Stock		Number of Shares
No Split	Common Stock	Authorized	500,000,000
		Issued and Outstanding	167,439,511
		Authorized but Unissued	332,560,489
1:10	Common Stock	Authorized	500,000,000
		Issued and Outstanding	16,743,952
310,761,957		Authorized but Unissued	483,256,048

Reasons for the Reverse Stock Split

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board confirms this transaction will not be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its shareholders.

Effects of the Reverse Stock Split

Upon the effectiveness of the Reverse Stock Split, each Common Stock shareholder will beneficially own a reduced number of shares of Common Stock. The Reverse Stock Split will affect all of the Company’s common shareholders uniformly and will not affect any common shareholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the shareholders owning a fractional share as described herein. The number of shareholders of record will also not be affected by the Reverse Stock Split.

5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our voting securities (Common Stock and Series C Preferred Stock) as of July 29, 2015, of (i) each person known to us to beneficially own more than 5% of our stock, (ii) our directors, (iii) each named executive officer, and (iv) all directors and named executive officers as a group. As of July 29, 2015, there were a total of 167,439,511 shares of Common Stock issued and outstanding (not including 99,481,402 shares of issuable Common Stock as of such date).

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of July 29, 2015, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and the address of each of the stockholders listed below is: c/o Ecrypt Technologies, Inc. 2028 E. Ben White Blvd, Suite 240-2835, Austin, Texas 78741.

Title of Class	Name and Address	Number of Shares Beneficially Owned		Percent of Class (1)
Common	Global Capital Partners, LLC (2) PO Box 6560 Pahrump, NV 89041	16,040,455		9.58%

Common	Brad Lever 2028 E Ben White Blvd, #240-2835 Austin, TX 78741	32,000,000		19.11%

Common	Steve Vento 1100 H Street, Suite 920 Washington, DC 20005	26,450,332	(3)	13.64%

Common	Micro-Tech Industries (4) 44 Granville Park London, SE13 7DX	15,264,614	(5)	8.35%

Common	Whonon Trading S A (4) PO Box 5180 Leamington Spa, CV31 9HE	17,830,000	(6)	9.62%

Common	Thomas A. Cellucci, CEO & Director	22,376,800	(7)	11.79%

Common	Debbie King, CFO & Director	187,500	(8)	0.11%

Common	Chuck Brooks, Director	187,500	(8)	0.11%

Common	All Directors and Officers as a Group	22,376,800	(9)	11.96%

Series C Preferred Stock	Thomas A. Cellucci, CEO & Director	223,768		69.98%

Series C Preferred Stock	Kasia Zukowska (10)	96,000		30.02%

Series C Preferred Stock	All Directors and Officers as a Group	223,768		69.98%

_________________

(1)

Applicable percentage of ownership is based on 167,439,511 shares of our Common Stock issued and outstanding as of July 29, 2015. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our Common Stock issuable upon the exercise of stock options exercisable, or convertible securities convertible, currently or within 60 days of July 29, 2015, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The Company believes that shares held in the name of this entity are deemed to be beneficially owned by Strato Malamas.

(3)	Includes 26,450,300 shares of common stock which may be acquired upon the conversion of 264,503 shares of Series B Preferred Stock owned by Steve Vento.

(4)	The Company believes that shares held in the name of this entity are deemed to be beneficially owned by Neil Yeatman.

(5)	Includes 8,395,000 shares of Common Stock which may be acquired upon conversion of 839,500 shares of Series A Convertible Preferred Stock owned by Micro-Tech Industries.

(6)	Includes 17,830,000 shares of Common Stock which may be acquired upon conversion of 1,783,000 shares of Series A Convertible Preferred Stock owned by Whonon Trading S A.

(7)	Includes 22,376,800 shares of Common Stock which may be acquired upon the conversion of 223,768 shares of Series C Preferred Stock owned by Thomas A. Cellucci.

(8)	Includes 187,500 shares of Common Stock issuable pursuant to vested stock options.

(9)

Includes shares of Common Stock issuable to Thomas A. Cellucci pursuant to conversion of Preferred Stock described above as well as shares of Common Stock issuable to Debbie King and Chuck Brooks pursuant to the exercise of vested stock options.

(10)	Non-executive officer of the Company.

6

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended March 31, 2014;

(2)	Annual Report on Form 10-K for the fiscal year ended March 31, 2015;

(3)	Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2015;

You may request a copy of these filings, at no cost, by writing Ecrypt Technologies, Inc. 2028 E. Ben White Blvd., Suite 240-2835, Austin, Texas, 78741, or telephoning the Company at (866) 204-6703. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 2028 E. Ben White Blvd., Suite 240-2835, Austin, Texas, 78741, or telephoning the Company at (866) 204-6703.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Thomas Cellucci

Thomas A. Cellucci, PhD, MBA

Chairman & Chief Executive Officer

Dated: August 31, 2015

7